Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-299160

6,589,796 Ordinary Shares represented by 3,294,898 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of up to 6,589,796 ordinary shares, no par value, of Can-Fite Biopharma Ltd., represented by 3,294,898 American Depository Shares, or ADSs, issuable upon the exercise of warrants, as further described below under “Prospectus Summary — Recent Developments — Warrant Repricing”.

The selling shareholders are identified in the table commencing on page 9. Each ADS represents two (2) ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the NYSE American under the symbol “CANF”. On October 7, 2026, the closing price of our ADSs on the NYSE American was $2.10 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “CANF”. On October 7, 2026, the last reported sale price of our ordinary shares on the TASE was NIS 3.201 or $1.04 per share (based on the exchange rate reported by the Bank of Israel on the same day).

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2026.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

ii

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to American Depositary Shares representing ordinary shares;

●	references to “A3AR” refer to the A3 adenosine receptor;

●	references to the “Company,” “we,” “our” and “Can-Fite” refer to Can-Fite BioPharma Ltd. and its consolidated subsidiary;

●	references to the “Companies Law” or “Israeli Companies Law” are to Israel’s Companies Law, 5759-1999, as amended;

●	references to “dollars,” “U.S. dollars,” “USD” and “$” are to United States Dollars;

●	references to “HCC” refer to hepatocellular carcinoma, also known as primary liver cancer;

●	references to “ordinary shares,” “our shares” and similar expressions refer to our ordinary shares, no par value;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

On January 5, 2026, we effected a change in the ratio of our ADSs to ordinary shares from one (1) ADS representing three hundred (300) ordinary shares to a new ratio of one (1) ADS representing two (2) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-twenty reverse ADS split. All ADS and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of ADSs and the increase in the ADS price which resulted from this action. Unless otherwise indicated, in this prospectus fractional ADSs have been rounded to the nearest whole number.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our ADSs or ordinary shares. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ADSs or ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Overview

We are an advanced clinical-stage biopharmaceutical company that develops orally bioavailable small molecule therapeutic products for the treatment of cancer, liver and inflammatory diseases. Our platform technology utilizes the Gi protein associated A3 adenosine receptor, or A3AR, as a therapeutic target. A3AR is highly expressed in pathological body cells such as inflammatory and cancer cells, and has a low expression in normal cells, suggesting that the receptor could be a specific target for pharmacological intervention. Our pipeline of drug candidates are synthetic, highly specific agonists and allosteric modulators targeting the A3AR.

Our product pipeline is based on the research of Dr. Pnina Fishman, who investigated a clinical observation that tumor metastasis can be found in most body tissues, but are rarely found in muscle tissue, which constitutes approximately 60% of human body weight. Dr. Fishman’s research revealed that one reason that striated muscle tissue is resistant to tumor metastasis is that muscle cells release small molecules which bind with high selectivity to the A3AR. As part of her research, Dr. Fishman also discovered that A3ARs have significant expression in tumor and inflammatory cells, whereas normal cells have low or no expression of this receptor. The A3AR agonists and allosteric modulators, currently our pipeline of drug candidates, bind with high selectivity and affinity to the A3ARs and initiate down-stream signal transduction pathways resulting in apoptosis, or programmed cell death, of tumor and inflammatory cells and to the inhibition of inflammatory cytokines. Cytokines are proteins produced by cells that interact with cells of the immune system in order to regulate the body’s response to disease and infection. Overproduction or inappropriate production of certain cytokines by the body can result in disease. In addition, our product candidates also induce the production of positive cytokines such as granulocyte colony stimulating factor (G-CSF) and adiponectin which are responsible for the chemo-protective and liver-protective effects of the drugs on liver.

Our product candidates, CF101, CF102 and CF602, are being developed to treat oncological and inflammatory diseases, as well as erectile dysfunction. CF101, also known as Piclidenoson, is in an advanced stage of clinical development for the treatment of psoriasis. We plan to initiate a Phase II study with Piclidenoson for the treatment of Lowe syndrome. CF102, also known as Namodenoson, is being developed for the treatment of HCC and has orphan drug designation for this indication in the United States and Europe. Namodenoson was granted Fast Track designation by the FDA for patients with advanced HCC who failed first line treatment. Namodenoson is also being developed for the treatment of pancreatic cancer based on pre-clinical findings showing robust anti-pancreatic tumor growth. Due to the liver protective effect of Namodenoson, it is also being developed for the treatment MASH. CF602 is our second generation allosteric drug candidate for the treatment of erectile dysfunction, which has shown efficacy in the treatment of erectile dysfunction in preclinical studies and we are investigating additional compounds, targeting A3AR, for the treatment of erectile dysfunction. Preclinical studies revealed that our drug candidates have potential to treat additional inflammatory diseases, such as Crohn’s disease, prostate cancer, oncological diseases, viral diseases, such as the JC virus, obesity and Lowe Syndrome.

We believe our pipeline of drug candidates represent a significant market opportunity. For instance, according to Grand View Research, the psoriasis drug market is forecasted to be worth $39 billion by 2030. According to Future Market Insights, the global HCC treatment market is expected to reach nearly $34 billion by 2035.

We have in-licensed an allosteric modulator of the A3AR, CF602 from Leiden University until we terminated the agreement with them in January 2026. In addition, we have out-licensed the following product candidates for indications that we are currently pursuing:

●	Piclidenoson for the treatment of (i) psoriasis to Cipher Pharmaceuticals, or Cipher, for Canada, (ii) psoriasis to Gebro Holding, or Gebro, for Spain, Switzerland and Austria, (iii) psoriasis to CMS Medical, or CMS, for China (including Hong Kong, Macao and Taiwan), (iv) psoriasis to Kyongbo Pharm Co. Ltd., or Kyongbo Pharm, for South Korea, (v) psoriasis to Ewopharma AG, or Ewopharma, for Central Eastern Europe, and (vi) osteoarthritis in companion animals including dogs and cats to Vetbiolix SAS, or Vetbiolix.

●	Namodenoson for the treatment of (i) liver cancer and MASH to Chong Kun Dang Pharmaceuticals, or CKD, for South Korea, (ii) advanced liver cancer and MASH to CMS for China (including Hong Kong, Macao and Taiwan), and (iii) HCC, MASH and pancreatic cancer to Ewopharma, for Central Eastern Europe and Switzerland.

Currently, (i) we completed the enrollment of patients for the interim analysis of a pivotal Phase III study for Piclidenoson in the treatment of psoriasis. (ii) we are conducting a pivotal Phase III trial for Namodenoson in the treatment of advanced liver cancer which is enrolling patients, (iii) we are enrolling patients in a Phase IIb study of Namodenoson in the treatment of MASH, (iv) we achieved primary safety endpoint and demonstrates durable survival outcomes in Phase II study of Namodenoson in the treatment of patients with pancreatic cancer, (v) we are undertaking preparatory work for a Phase II study with Piclidenoson for the treatment of Lowe syndrome, and (vi) we are investigating additional compounds, targeting the A3 adenosine receptor, for the treatment of erectile dysfunction. Since inception, we have incurred significant losses in connection with our research and development.

Moreover, we believe characteristics of Piclidenoson, as exhibited in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in psoriasis markets, where treatments, when available, often include injectable drugs, many of which can be highly toxic, expensive and not always effective.

Like Piclidenoson, Namodenoson has a good safety profile, is orally administered and has a low cost of goods, which we believe may position it well in the HCC market, where no drug has yet been approved by the FDA for patients with advanced liver cancer disease defined as Child Pugh B7. In addition, pre-clinical studies show Namodenoson’s novel mechanism of action which entails de-regulation of three key signaling pathways which mediate the etiology and pathology of NAFLD/MASH and are responsible for the anti-inflammatory, anti-steatotic and anti-fibrotic effect in the liver. Most recently, pre-clinical data support Piclidenoson’s potential utilization for the treatment of Lowe Syndrome and Namodenoson’s potential utilization as an anti-obesity drug.

Nevertheless, other drugs on the market, new drugs under development (including drugs that are in more advanced stages of development in comparison to our drug candidates) and additional drugs that were originally intended for other purposes, but were found effective for purposes targeted by us, may all be competitive to the current drugs in our pipeline. In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, are orally bioavailable, can be efficiently produced and marketed, and are relatively safe. None of our product candidates have been approved for sale or marketing and, to date, there have been no commercial sales of any of our product candidates.

Our Strategy

Our strategy is to build a fully integrated biotechnology company that discovers, in-licenses and develops an innovative and effective small molecule drug portfolio of ligands that bind to a specific therapeutic target for the treatment of liver, oncological and inflammatory diseases as well as erectile dysfunction. We continue to develop and test our existing pipeline, while also testing other indications for our existing drugs and examining, from time to time, the potential of other small molecules that may fit our platform technology of utilizing small molecules to target the A3AR. We generally focus on drugs with global market potential and we seek to create global partnerships to effectively assist us in developing our portfolio and to market our products. Our approach allows us to:

●	continue to advance our clinical and preclinical pipeline;

●	test our products for additional indications which fit our molecules’ mechanism of action;

●	identify other small molecule drugs or ligands;

●	focus on our product candidates closest to realizing their potential; and

●	avoid dependency on a small number of small molecules and indications.

Using this approach, we have successfully advanced our product candidates for a number of indications into various stages of clinical development. Specific elements of our current strategy include the following:

Successful development of our existing portfolio of small molecule orally bioavailable drugs for the treatment of various diseases. We intend to continue to develop our existing portfolio of small molecule orally bioavailable drugs, both for existing targeted diseases, as well as other potential indications. Our drug development will continue to focus on cancer, liver and inflammatory diseases. We intend to focus most prominently on advancing our product candidates that are in the most advanced stages, i.e., psoriasis with respect to Piclidenoson, and HCC, MASH and pancreatic cancer with respect to Namodenoson.

Use our expertise with our platform technology to evaluate in-licensing opportunities. We continuously seek attractive product candidates and innovative technologies to in-license or acquire. We intend to focus on product candidates that would be synergistic with our A3AR expertise. We believe that by pursuing selective acquisitions of technologies in businesses that complement our own, we will be able to enhance our competitiveness and strengthen our market position. We intend to utilize our expertise in A3AR and our pharmacological expertise to validate new classes of small molecule orally bioavailable drugs. We will then seek to grow our product candidate portfolio by attempting to in-license those various candidates and to develop them for a variety of indications.

Primarily develop products that target major global markets. Our existing product candidates are almost all directed at diseases that have major global markets. Our intent is to continue to develop products that target diseases that affect significant populations using our platform technology. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities, while also enabling us to treat a more significant number of persons. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Commercialize our product candidates through out-licensing arrangements. We have entered into several out-licensing arrangements with leading pharmaceutical companies in the Far East, Canada and Europe. We intend to continue to commercialize our product candidates through out-licensing arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales. We do not intend to develop our own manufacturing facilities or sales forces. If appropriate, we may enter into co-development and similar arrangements with respect to any product candidate with third parties or commercialize a product candidate ourselves. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Corporate Information

Our legal name is Can-Fite Bio Pharma Ltd. and our commercial name is “Can-Fite.” We are a company limited by shares organized under the laws of the State of Israel in September 1994. Our principal executive offices are located at 26 Ben Gurion St. Ramat Gan 5257346 Israel, and our telephone number at that address is +972 (3) 924-1114.

Recent Developments

Warrant Repricing

On September 2, 2026, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to 1,591,738 ADSs representing 3,183,476 ordinary shares issued in March 2026 at an exercise price of $5.00 per ADS, or the Existing Warrants.

Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 1,591,738 ADSs representing 3,183,476 ordinary shares at a reduced exercise price of $2.50 per ADS in consideration of our agreement to issue new warrants to purchase ADSs, or the New Warrants, as described below, to purchase up to an aggregate of 3,183,476 ADSs representing 6,366,952 ordinary shares, or the New Warrant Shares, at an exercise price of $2.50 per ADS, or the Warrant Repricing. The New Warrants are immediately exercisable from the date of issuance until the two-year anniversary of the effective date of the Resale Registration Statement (defined below).

We engaged H.C. Wainwright & Co., LLC, or Wainwright to act as our exclusive placement agent in connection with the transactions contemplated by the Inducement Letter. We also agreed to issue to Wainwright or its designees warrants, or the Placement Agent Warrants and together with the New Warrants, the Warrants, to purchase up to 111,422 ADSs representing 222,844 ordinary shares (representing 7.0% of the Existing Warrants being exercised) which have the same terms as the New Warrants except the Placement Agent Warrants have an exercise price equal to $3.125 per share (125% of the reduced exercise price of the Existing Warrants). Similar to the New Warrants, the Placement Agent Warrants are immediately exercisable from the date of issuance until the two-year anniversary of the effective date of the Resale Registration Statement.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on September 4, 2026. We also agreed to file this registration statement, or this Resale Registration Statement, providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants as soon as practicable after the Closing Date, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the Inducement Letter and to keep the Resale Registration Statement effective at all times until no holder of the New Warrants owns any New Warrants or New Warrant Shares.

The Offering

Ordinary shares currently outstanding	6,063,093 ordinary shares

ADSs offered by the selling shareholders	Up to 6,589,796 ordinary shares represented by 3,294,898 ADSs consisting of (i) 6,366,952 ordinary shares represented by 3,183,476 ADSs issuable upon the exercise of the New Warrants, and (ii) 222,844 ordinary shares represented by 111,422 ADSs issuable upon the exercise of the Placement Agent Warrants.

Ordinary shares to be outstanding assuming exercise of the Warrants	12,652,889 ordinary shares.

Selling shareholders	All of the ordinary shares represented by ADSs are being offered by the selling shareholders. See “Selling Shareholders” on page 9 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of the Warrant if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

NYSE American Symbol for ADSs	CANF

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus.

6,063,093 ordinary shares outstanding as of September 25, 2026, and excludes:

●	204,465 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $22.80 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date) equivalent to 102,233 ADSs at a weighted average exercise price of $45.60 per ADS;

●	7,635,148 ordinary shares represented by 3,187,574 ADSs issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $7.29 per ADS (including the New Warrants and Placement Agent Warrants); and

●	23,686 ordinary shares reserved for future awards under our 2023 Share Option Plan.

●	1,405,476 ordinary shares held in abeyance.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and gives retroactive effect to the adjustment to the ratio of ADSs to ordinary shares from one ADS representing 300 ordinary shares to one ADS representing 2 ordinary shares effected on January 5, 2026.

RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale 6,589,796 ordinary shares represented by 3,294,898 ADSs issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward- looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward- looking statements include, but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	uncertainties of cash flows and inability to meet working capital needs;

●	the initiation, timing, progress and results of our preclinical studies, clinical trials and other product candidate development efforts;

●	our ability to advance our product candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory approvals for our product candidates, and the timing of other regulatory filings and approvals;

●	the clinical development, commercialization and market acceptance of our product candidates;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	the implementation of our business model and strategic plans for our business and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	competitive companies, technologies and our industry;

●	risks related to not satisfying the continued listing requirements of NYSE American;

●	statements as to the impact of the political, economic and security situation in Israel on our business, including due to the current war between Israel and Hamas; and

●	those factors referred to in our most recent annual report on Form 20-F incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent annual report on Form 20-F generally, which is incorporated by reference into this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the warrants and placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants and issuance of the New Warrant Shares to the extent that these Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $8.31 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes.

Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2026; and

●	on an pro forma basis, giving effect to the issuance of 3,183,476 ordinary shares represented by 1,591,738 of the Company’s ADSs at a reduced exercise price of $2.50 per ADS.

The following depiction of our capitalization on an adjusted basis as of June 30, 2026 reflects the net proceeds from the Warrant Repricing, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to June 30, 2026. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus. The below table is presented in thousands of dollars.

	As of June 30, 2026
	(Actual)	(Pro Forma)

Long-term liabilities:	975	975

Shareholders’ equity:
Ordinary shares	-	-
Additional paid-in capital	184,518	188,452
Accumulated other comprehensive loss	1,127	1,127
Accumulated deficit	(180,790)	(180,790)
Total shareholder’s equity	4,855	8,789

Total capitalization (long-term liabilities and shareholders’ equity)	5,830	9,764

The above table is based on 4,285,093 ordinary shares outstanding as of June 30, 2026 and excludes the following:

●	204,465 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $23.10 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date) equivalent to 102,233 ADSs at a weighted average exercise price of $46.19 per ADS;

●	4,228,828 ordinary shares represented by 2,114,414 ADSs issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $6.50 per ADS (including the New Warrants and Placement Agent Warrants);

●	23,686 ordinary shares reserved for future awards under our 2023 Share Option Plan.

SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of the New Warrants and Placement Agent Warrants previously issued in connection with the Warrant Repricing. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary — Recent Developments — Warrant Repricing” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than (i) with respect to Wainwright, which acted as our placement agent in the Warrant Repricing and in each of our November 2023, November 2024, April 2025, July 2025 and March 2026 financings and (ii) with respect to the Holder who participated in our July 2025 financing and our March 2026 financing, except for the ownership of the warrants and placement agent warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years. This prospectus covers the resale or other disposition by the selling shareholders or their pledgees, donees, transferees or other successors-in-interest of the shares of common stock underlying the warrants in the manner contemplated under “Plan of Distribution” herein.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and the Warrants, as of September 25, 2026, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares (assuming for the purpose of such percentage, 6,063,093 ordinary shares outstanding as of September 25, 2026) assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the Warrants which have not been exercised. The number of ordinary shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or Warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Sabby Volatility Warrant Master Fund, Ltd.(1)	8,039,658	(2)	6,366,952	(3)	1,672,706	(4)	13.45%
Michael Mirsky(5)	22,235	(6)	21,170	(7)	1,065	(8)	*
Noam Rubinstein(5)	100,694	(9)	49,026	(10)	51,668	(11)	*
Charles Worthman(5)	4,569	(12)	2,230	(13)	2,339	(14)	*
Wilson Drive Holdings LLC(15)	11,280	(16)	7,520	(17)	3,760	(18)	*
Augustus Trading LLC(19)	214,348	(20)	142,898	(21)	71,450	(22)	*

*	Denotes less than 1%

(1)	The securities reported herein are held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC, the investment manager of Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. Based on information provided to us by or on behalf of the Selling Stockholder, Sabby is not a registered broker-dealer or an affiliate of a registered broker-dealer. The address of the Selling Stockholder is c/o Captiva (Cayman) Ltd., Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(2)	Represents (i) 1,672,706 ordinary shares represented by 836,353 ADSs and (ii) 6,366,952 ordinary shares represented by 3,183,476 ADSs issuable upon exercise of New Warrants issued in connection with the Warrant Repricing.

(3)	Represents 6,366,952 ordinary shares represented by 3,183,476 ADSs issuable upon exercise of New Warrants issued in connection with the Warrant Repricing.

(4)	Represents 1,672,706 ordinary shares represented by 836,353 ADSs.

(5)	Referenced person is affiliated with Wainwright. Wainwright is a registered broker-dealer and acted as the placement agent in the Warrant Repricing and in our November 2023, November 2024, April 2025 and July 2025 financings. The address of Wainwright is 430 Park Avenue, New York, NY 10022. Referenced person has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of ordinary shares represented by ADSs issuable upon exercise of placement agent warrants, which were received as compensation. Referenced person acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)	Represents (i) 21,170 ordinary shares represented by 10,585 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing, (ii) 908 ordinary shares represented by 454 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (iii) 333 ordinary shares represented by 166 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iv) 1,304 ordinary shares represented by 652 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (v) 1,900 ordinary shares represented by 950 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (vi) 1,664 ordinary shares represented by 832 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vii) 5,540 ordinary shares represented by 2,770 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (viii) 10,586 ordinary shares represented by 5,293 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(7)	Represents 21,170 ordinary shares represented by 10,585 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(8)	Represents (i) 908 ordinary shares represented by 454 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (ii) 333 ordinary shares represented by 166 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iii) 1,304 ordinary shares represented by 652 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (iv) 1,900 ordinary shares represented by 950 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (v) 1,664 ordinary shares represented by 832 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vi) 5,540 ordinary shares represented by 2,770 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (viii) 10,586 ordinary shares represented by 5,293 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(9)	Represents (i) 49,026 ordinary shares represented by 24,513 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing, (ii) 2,100 ordinary shares represented by 1,050 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (iii) 770 ordinary shares represented by 385 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iv) 3,204 ordinary shares represented by 1,602 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (v) 4,400 ordinary shares represented by 2,200 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (vi) 3,850 ordinary shares represented by 1,925 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vii) 12,832 ordinary shares represented by 6,416 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (viii) 24,512 ordinary shares represented by 12,256 ADSs issuable upon exercise of placement agent warrantsissued in connection with our warrant repricing transaction in March 2026.

(10)	Represents 49,026 ordinary shares represented by 24,513 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(11)	Represents (i) 2,100 ordinary shares represented by 1,050 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (ii) 770 ordinary shares represented by 385 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iii) 3,204 ordinary shares represented by 1,602 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (iv) 4,400 ordinary shares represented by 2,200 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (v) 3,850 ordinary shares represented by 1,925 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vi) 12,832 ordinary shares represented by 6,416 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (vii) 24,512 ordinary shares represented by 12,256 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(12)	Represents (i) 2,230 ordinary shares represented by 1,115 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing, (ii) 96 ordinary shares represented by 48 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (iii) 35 ordinary shares represented by 17 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iv) 138 ordinary shares represented by 69 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (v) 200 ordinary shares represented by 100 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (vi) 174 ordinary shares represented by 87 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vii) 582 ordinary shares represented by 291 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (viii) 1,114 ordinary shares represented by 557 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(13)	Represents 2,230 ordinary shares represented by 1,115 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(14)	Represents (i) 96 ordinary shares represented by 48 ADSs issuable upon exercise of placement agent warrants issued in our January 2023 financing, (ii) 35 ordinary shares represented by 18 ADSs issuable upon exercise of placement agent warrants issued in our December 2021 financing, (iii) 138 ordinary shares represented by 69 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in November 2023, (iv) 200 ordinary shares represented by 100 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in August 2024, (v) 174 ordinary shares represented by 87 ADSs issuable upon exercise of placement agent warrants issued in our warrant repricing transaction in April 2025, (vi) 582 ordinary shares represented by 291 ADSs issuable upon exercise of placement agent warrants issued in our July 2025 financing and (vii) 1,114 ordinary shares represented by 557 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(15)	The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

(16)	Represents (i) 7,520 ordinary shares represented by 3,760 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing and (ii) 3,760 ordinary shares represented by 1,880 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(17)	Represents 7,520 ordinary shares represented by 3,760 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(18)	Represents 3,760 ordinary shares represented by 1,880 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(19)	The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants which have been issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.

(20)	Represents (i) 142,898 ordinary shares represented by 71,449 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing and (ii) 71,450 ordinary shares represented by 35,725 ADSs issuable upon exercise of placement agent warrants issued in connection with our warrant repricing transaction in March 2026.

(21)	Represents 71,450 ordinary shares represented by 35,725 ADSs issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(22)	Represents 71,450 ordinary shares represented by 35,725 ADSs issuable upon exercise of placement agent warrants issued in connection with the Warrant Repricing.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Amended and Restated Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Amended and Restated Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

As of September 25, 2026, our authorized share capital consists of 30,000,000,000 ordinary shares, no par value per share, of which 6,063,093 are outstanding.

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid. Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and the TASE and all outstanding shares must be registered for trading on the TASE.

On January 5, 2026, we effected a change in the ratio of our ADSs to ordinary shares from one (1) ADS representing three hundred (300) ordinary shares to a new ratio of one (1) ADS representing two (2) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-twenty reverse ADS split. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

Memorandum and Articles of Association

Our number with the Israeli Registrar of Companies is 512022153. Our purpose is set forth in Section 3 of our Articles of Association and includes every lawful purpose.

The Company’s authorized share capital is divided into 14,000,000 ordinary shares with no nominal value. Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Pursuant to the Israeli Companies Law and our Amended and Restated Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval.

Dividends

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the Board of Directors and do not require the approval of the shareholders of a company unless such company’s articles of association provide otherwise. Our Amended and Restated Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from our profits accrued over the previous two years, as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Election of Directors

Our Amended and Restated Articles of Association provide that the maximum number of members of the Board of Directors is 13. The Board of Directors is presently comprised of six members.

In February 2020, a special general meeting of our shareholders approved an amendment to our Amended and Restated Articles of Association, according to which the Board of Directors, excluding the External Directors, if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), shall consist of three classes of directors as nearly equal in number as practicable, which are appointed for fixed terms of office in accordance with the Israeli Companies Law and our Amended and Restated Articles of Association, as follows: (i) the term of office of the initial Class I directors shall expire at the first annual general meeting of our shareholders to be held in 2020 and when their successors are elected and qualified, (ii) the term of office of the initial Class II directors shall expire at the first annual general meeting of our shareholders following the annual general meeting of our shareholders referred to in clause (i) above and when their successors are elected and qualified, and (iii) the term of office of the initial Class III directors shall expire at the first annual general meeting of our shareholders following the annual general meeting of our shareholders referred to in clause (ii) above and when their successors are elected and qualified.

Directors (other than external directors), may be elected only in annual general meetings of our shareholders. At each annual general meeting of our shareholders, commencing with the annual general meeting of our shareholders held in 2020, each of the successors elected to replace the directors of a class whose term shall have expired at such annual general meeting of our shareholders shall be elected to hold office until the third annual general meeting of our shareholders next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

If the number of directors (excluding external directors) that constitutes the Board of Directors is hereafter changed, the then-serving directors shall be re-designated to other classes and/or any newly created directorships or decrease in directorships shall be apportioned by the Board of Directors among the classes so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

Directors so elected may not be dismissed from office by the shareholders or by a general meeting of our shareholders prior to the expiration of their term of office. The directors do not receive any benefits upon the expiration of their term of office.

The three classes of directors are Class I Directors, Class II Directors and Class III Directors. Abraham Sartani serves as our Class I Director until the close of the annual meeting to be held in 2026; we currently have a vacancy for our Class II Director; and Dr. Pnina Fishman and Mr. Guy Regev serve as our Class III Directors until the close of the annual meeting to be held in 2028.

Any amendment, replacement or suspension of our Amended and Restated Articles of Association regarding the election of directors, as described above, require a majority of 65% of the voting power represented at the general meeting of our shareholders in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting, provided that such majority constitutes more than 20% of our then issued and outstanding share capital.

A nominee for service as a director in a public company may not be elected without submitting a declaration to the company, prior to election, specifying that he or she has the requisite qualifications to serve as a director, independent director or external director (if required), as applicable, and the ability to devote the appropriate time to performing his or her duties as such.

A director, who ceases to meet the statutory requirements to serve as a director, external director or independent director, as applicable, must notify the company to that effect immediately and his or her service as a director will expire upon submission of such notice.

Shareholder Meetings

Under Israeli Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our Amended and Restated Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (1) 10% of our outstanding shares and 1% of our outstanding voting power or (2) 10% of our outstanding voting power, in accordance with the Companies Regulations (Reliefs for Companies Whose Securities are Listed for Trading on a Stock Exchange Outside of Israel), 2000, as amended (the “Relief Regulations”).

Subject to the provisions of the Relief Regulations, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board of Directors, which may be between four and sixty days prior to the date of the meeting. Furthermore, the Israeli Companies Law and our Amended and Restated Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Amended and Restated Articles of Association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our Amended and Restated Articles of Association does not allow shareholders to approve corporate matters by written consent.

Pursuant to our Amended and Restated Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our Amended and Restated Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties;

●	an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

●	authorizing the chairman of the Board of Directors or his relative to act as our chief executive officer or act with such authority; or authorize our chief executive officer or his relative to act as the chairman of the Board of Directors or act with such authority; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Amended and Restated Articles of Association provide that our Board of Directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing our registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Israeli Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of our general meetings, our shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israel Securities Authority. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all shareholders for the purchase of all of the issued and outstanding shares of the company (a “full tender offer”). A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. Notwithstanding the foregoing, the tender offer will also be accepted if the shareholders who did not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, without requiring approval by a majority of the offerees. However, a shareholder whose shares were so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court, unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, provided that the offeror published all information required by law in connection with the full tender offer before the response date. If the shareholders who did not accept the tender offer hold 5% or more (or 2% or more, where the majority approval requirement applies) of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of our issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company (a “controlling block”), unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of a controlling block in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company and the shareholders may notify the offeror whether they accept or object to the offer. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered by shareholders that accept the offer exceeds the number of shares held by shareholders that object to the offer (excluding shares held by the controlling shareholder in the offeror, persons with a personal interest in acceptance of the offer, holders of a controlling block in the company, or their affiliates).

If a special tender offer is accepted, then the purchaser or any person or entity controlling it, and any entity controlled by them, may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s Board of Directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other merging party, or by any person who holds 25% or more of any type of means of control in the other merging party or their affiliates, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party. Once all required approvals have been obtained and these waiting periods have elapsed, the merger will be executed: all assets and liabilities of the target company, including contingent, future, known and unknown liabilities, will be transferred to and vested in the surviving company, and the target company will be dissolved.

Antitakeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date hereof, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Amended and Restated Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above.

Borrowing Powers

Under the Israeli Companies Law and our Amended and Restated Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders or other corporate bodies, including the power to borrow money for company purposes.

Changes in Capital

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of our Board of Directors. Distributions that do not meet the profit test under the Israeli Companies Law require approval of our Board of Directors and an Israeli court.

Description of American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver ADSs. Each ADS will represent three hundred (300) ordinary shares (or a right to receive three hundred (300) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or DRS, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. The description in this section assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement, or the Deposit Agreement, among us, the Depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADS. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

●	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

●	Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

●	If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

●	U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted Depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practicable. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any ADS holders.

We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impracticable for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. To do so, however, you would need to know about the meeting sufficiently in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel and of our Amended and Restated Articles of Association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agreed under the Deposit Agreement to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must

pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	●	Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	●	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders

$.05 (or less) per ADSs per calendar year	●	Depositary services

Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

	●	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for expenses and/or share revenue with us from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
●	Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

●	Reclassify, split up or consolidate any of the deposited securities

●	Distribute securities on the shares that are not distributed to you	The Depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

●	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement, as amended.

How may the Deposit Agreement be terminated?

The Depositary will terminate the Deposit Agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the Deposit Agreement, but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

●	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADSs

Subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying shares. This is called a pre-release of ADSs. The Depositary may also deliver shares prior to the receipt and cancellation of pre-released ADSs even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions:

●	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer, as the case may be, (i) owns the shares or ADSs to be remitted, (ii) will assign all beneficial rights, title and interest in the ADSs or shares to the Depositary and for the benefit of the ADS holders, and (iii) will not take any action with respect to the ADSs or shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the Depositary, disposing of the ADSs or shares) other than in satisfaction of the pre-release;

●	the pre-release must be fully collateralized with cash or collateral that the Depositary considers appropriate; and

●	the Depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the Depositary considers appropriate. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. At our instruction, a pre-release may be discontinued entirely.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register ADS Holders

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Beneficial Ownership

We may from time to time request that ADS holders provide information as to the capacity in which they hold ADSs or a beneficial interest in such ADSs and regarding the identity of any other persons then or previously having a beneficial interest in ADSs, and the nature of such interest and various other matters. ADS holders agree to provide such information reasonably requested by us pursuant to the Deposit Agreement. The Depositary agrees to comply with reasonable written instructions received from time to time from us requesting that the Depositary forward any such written requests to the Owners and to forward to us any such responses to such requests received by the Depositary.

Each ADS holder agrees to comply with any applicable provision of Israeli law with regard to the notification to us of the holding or proposed holding of certain interests in the underlying ordinary shares and the obtaining of certain consents, to the same extent as if such ADS holder were a registered holder or beneficial owner of the underlying ordinary shares. The Depositary is not required to take any action with respect to such compliance on behalf of any ADS holder, including the provision of the notifications described below.

As of the date of the Deposit Agreement, under Israeli law, persons who hold a direct or indirect interest in 5% or more of the voting securities of us (including persons who hold such an interest through the holding of ADSs) are required to give written notice of their interest and any subsequent changes in their interest to us within the timeframes set forth in Israeli law. The foregoing is a summary of the relevant provision of Israeli law and does not purport to be a complete review of this or other provisions that may be applicable to ADS holders. We undertake no obligation to update this summary in the future.

Description of the Warrants

New Warrants

The following summary of certain terms and provisions of the New Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the New Warrants, the form of which is filed as Exhibit 10.2 to our Current Report on Form 6-K dated March 5, 2026. The following description of the New Warrants is qualified in its entirety by reference to such exhibit.

Duration and Exercise Price. Each New Warrant has an exercise price equal to $5.00 per ADS. The New Warrants will be immediately exercisable from the date of issuance until the two year anniversary of the effective date of the Resale Registration Statement. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting our ADSs or ordinary shares and the exercise price.

Exercisability. The New Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding ordinary shares (including ADSs representing ordinary shares) immediately after exercise, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding ordinary shares (including ADSs representing ordinary shares) after exercising the holder’s New Warrants up to 9.99% of the number of our ordinary shares (including ADSs representing ordinary shares) outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until 61 days following notice to us.

Cashless Exercise. If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of ADSs determined according to a formula set forth in the New Warrants.

Trading Market. There is no established trading market for the New Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the New Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the New Warrants will be extremely limited.

Rights as a Shareholder. Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of our ADSs, such holder of New Warrants does not have the rights or privileges of a holder of our ADSs or ordinary shares, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants will provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on our ADSs or ordinary shares.

Fundamental Transactions. If at any time the New Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the New Warrant), a holder of New Warrants will be entitled to receive, upon exercise of the New Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the New Warrants immediately prior to the Fundamental Transaction. As an alternative, and at the holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental transaction), the Company shall purchase the unexercised portion of the New Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the New Warrant) of the remaining unexercised portion of the New Warrant on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments. The New Warrants may be modified or amended or the provisions of the New Warrants waived with ours and the holder’s written consent.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the Warrants issued in the Warrant Repricing to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $44,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Amit Pollak Matalon & Co, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law.

EXPERTS

The consolidated financial statements of Can-Fite BioPharma Ltd. appearing in its Annual Report (Form 20-F) for the year ended December 31, 2025, have been audited by Kost Forer Gabbay & Kasierer, a Member of EY Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On March 31, 2014, we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are submitted to the Israeli Securities Authority and TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC :

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 26, 2026;

(2)	our Form 6-Ks furnished to the SEC on March 30, 2026, April 23, 2026, April 30, 2026, May 13, 2026, May 18, 2026, May 28, 2026, June 2, 2026, June 4, 2026, June 17, 2026, June 22, 2026, June 26, 2026, July 1, 2026, July 6, 2026, July 14, 2026, July 20, 2026, August 3, 2026, August 12, 2026, August 17, 2026, September 2, 2026, September 2, 2026, September 3, 2026, September 8, 2026 and September 9, 2026 (in each case, to the extent expressly incorporated by reference into our effective registration statements); and

(3)	The description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 26, 2026, including any amendment or report filed with the SEC for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Can-Fite BioPharma Ltd.
26 Ben Gurion St.
Ramat Gan 5257346 Israel
Tel: + 972 3 924-1114
Email: info@canfite.com
Attention: Investor Relations

You also may access the incorporated reports and other documents referenced above on our website at www.canfite.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiary, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

SEC registration fees	$994.23
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Printing Fees	$2,000
Miscellaneous Fees and Expenses	$1,000
Total	$43,994.23

6,589,796 Ordinary Shares represented by 3,294,898 American Depositary Shares

October 9, 2026